                                                                     EXHIBIT 2.2


                                 AMENDMENT NO. 1
                                       TO
                            ASSET PURCHASE AGREEMENT



      This Amendment No. 1 to that Asset Purchase Agreement, dated as of August 8, 1997 (the "Purchase Agreement"), by and among McGuire-Nicholas Company, LLC, a Delaware limited liability company (the "Purchaser"), McGuire-Nicholas Company, Inc., a California corporation (the "Seller"), and Acorn Products, Inc., a Delaware corporation ("Acorn"), is entered into between Purchaser, Seller and Acorn as of August 20, 1997. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

      WHEREAS, Seller, Acorn and Purchaser previously entered into the Purchase Agreement, providing for the purchase and sale of substantially all of the assets of, and the assumption of substantially all of the related liabilities of, the Seller; and

      WHEREAS, Seller, Acorn and Purchaser desire to amend certain provisions of the Purchase Agreement pursuant to Section 10.7 thereof.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment No. 1, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows;

      1. Amendment of Section 1.3(c). Paragraph (c) of Section 1.3 of the Purchase Agreement is amended by adding the following sentence at the conclusion thereof:

            "The account payable in the amount of $159,250 with respect to the Seller's trade-show booth shall be excluded from the determination of Net Working Capital."

      2. Addition of Section 2A.8. Article IIA of the Purchase Agreement is amended by adding the following Section 2A.8:

         "(i) The balance sheets of each of the Business and Acorn as of July 29, 1994, July 28, 1995 and August 2, 1996 and the related statements of operations for the fiscal years then-ended (a) were prepared from the Books and Records of Seller and its Subsidiaries or Acorn and its subsidiaries, as appropriate, in accordance with GAAP, (b) fairly present, in all material respects (with materiality determined with reference to Acorn and its subsidiaries, taken as a whole), the financial condition and results of operations of the Business or Acorn and its subsidiaries, as appropriate, as of the respective dates thereof and for the respective periods covered thereby and (c) were compiled from Books and Records regularly maintained by management and used to prepare the financial statements of Seller and its Subsidiaries or Acorn and its subsidiaries, as appropriate, in accordance with the principles stated therein.

         (ii) The statement of operations of the Business for the eleven months ended July 4, 1997 (a) were prepared from the Books and Records of Seller and its Subsidiaries in accordance with GAAP, (b) fairly present, in all material respects (with materiality determined with reference to Acorn and its subsidiaries, taken as a whole), the financial condition and results of operations of the Business for the period covered thereby and (c) were compiled from Books and Records regularly maintained by management and used to prepare the financial statements of Seller and its Subsidiaries in accordance with the principles stated therein."

     3. Deletion of Section 5.11, Section 6.7 and Exhibit I. Section 5.11,
Section 6.7 and Exhibit I of the Purchase Agreement are deleted in their entirety and the Consulting and Support Services Agreement referenced therein shall be null and void and of no legal effect.

      4. Effect of this Amendment. All references to the Purchase Agreement in the Purchase Agreement and each of the other agreements, instruments and certificates to be delivered by the parties at the Closing shall be deemed to include the Purchase Agreement and this Amendment No. 1 to the Purchase Agreement.

      5. Agreement. Except as expressly amended, modified or waived hereby, all terms and provisions of the Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof.

      6. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, this Amendment No.1 has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.


                                   "Purchaser"

                                    McGuire-Nicholas Company, LLC


                                    By: /s/ Ed Plummer
                                        ----------------------------
                                    Name: Ed Plummer
                                    Title: Chairman



                                    "Seller"

                                    McGuire-Nicholas Company, Inc.


                                    By: /s/ Stephen M. Kasprisin
                                        ----------------------------
                                    Name: Stephen M. Kasprisin
                                    Title: Assistant Secretary



                                    "Acorn"

                                    Acorn Products, Inc.


                                    By: /s/ J. Mitchell Dolloff
                                        ----------------------------
                                    Name: J. Mitchell Dolloff
                                    Title: Vice President


                                       3